Exhibit 10.19

IN ACCORDANCE WITH ITEM 601(B)(10)(IV) OF REGULATION S-K, CERTAIN IDENTIFIED

INFORMATION HAS BEEN OMITTED FROM THE EXHIBIT BECAUSE IT IS BOTH (1) NOT

MATERIAL AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR

CONFIDENTIAL. [*] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Tencent Advertising - Service Provider Cooperation Agreement

Party A: Beijing Haoxi Culture Media Co., Ltd.

Contact: Xu Lei

Contact number: [*]

Email: [*]

Address: Room 15A10, Block B, Rock Times Center Building, Datun Road, Asian Games Village, Chaoyang District, Beijing

Account Bank: [*]

Bank account number: [*]

Party B: Beijing Tencent Culture and Media Co., Ltd.

Contact: Ren Yuan

Contact number: [*]

Email: [*]

Address: Floor 6, Sigma Building, No. 49 Zhichun Road, Haidian District, Beijing

Party A is a legally registered and legally operated entity and wishes to apply to become a service provider of the Tencent advertising service platform operated by Party B in accordance with the law to promote Tencent’s advertising services. Party B agrees to accept Party A’s application. The two parties reached the following agreement after consultation:

1.	Definition

Unless otherwise expressly agreed, the following words have the following meanings in this Agreement:

1.1	Tencent advertising service platform: refers to the advertising platform independently developed and operated by Party B or its affiliated companies and partners of Party B (including Guangdiantong system, WeChat public platform advertising service system, brand scheduling advertising system, etc., specifically Tencent advertising service The actual provision of the platform shall prevail, referred to as “Tencent Platform”), which can provide Tencent advertising services such as traffic procurement, marketing promotion, cost statistics, data query, and material management. Advertisers/service providers can display their advertisements on the Tencent platform through channels such as Guangdiantong system, Tencent alliance advertisement, circle of friends advertisement, official account advertisement, Tencent video advertisement, Tencent news advertisement, Tencent network advertisement and other channels in accordance with the rules of Tencent platform. in different media. The services provided by Party B through the Tencent Advertising Service Platform are collectively referred to as “Tencent Advertising Services”.

1.2	Service provider: Refers to the legal person or other organization that has the right to promote Tencent advertising services to advertisers according to the law after approval by Party B. According to the specific type of Tencent advertising service it chooses, the service provider registers the corresponding Tencent platform account, referred to as “service provider account”, or directly signs a separate advertisement execution form with Party B to apply for and execute the advertisement delivery business.

1.3	Advertiser: refers to the entity that advertises and promotes products and services to users through the Tencent advertising service platform, including sub-customer advertisers and direct customer advertisers.

1.4	Sub-Advertiser: Refers to an advertiser introduced by a service provider to use Tencent advertising services, referred to as “Sub-Advertiser”.

1.5	Traffic owner: Refers to the operators of websites, games, applications, software and other media (such as QQ, WeChat, Tencent Video, Tencent News and other APPs) that provide relevant pages and locations for displaying advertisements, including but not limited to affiliated companies of Party B , Party B’s partners and other entities.

1.6	Media: Refers to websites, games, applications, etc. that are operated by traffic owners and provide display pages and locations for advertisements, including but not limited to Tencent.com, QQ, Qzone, WeChat, Tencent Video, Tencent News, etc. Party B or Party B’s affiliated companies Products operated by Party B, as well as websites, games, applications and other products operated by other Party B partners.

1.7	Advertisement: Refers to the information content designed and produced by the advertiser or entrusted by others according to law to promote its brand or the goods and services it produces or sells, including but not limited to pictures, text, video, flash, etc. Includes creative and landing page.

1.8	Landing page: Refers to the content pointed to by the advertisement, that is, the first page that the user jumps to after clicking the advertisement.

1.9	Promotion object: Refers to the products, services, etc. directly or indirectly promoted by the advertisement, including but not limited to the WeChat official account, webpage, etc. targeted by the advertisement.

1.10	Advertising fee: refers to the fee incurred for using Tencent’s advertising services. Advertising fee settlement methods include, but are not limited to, CPC (Click-to-Click), CPT (Time-Time-Based), and CPM (Thousand-Ad Display-Based). Tencent platform rules shall prevail.

1.11	Tencent platform rules: Refers to the relevant rules that service providers and advertisers need to abide by when using the Tencent platform, including but not limited to industry access rules, advertising review specifications, violation penalty regulations, programmatic transaction management regulations, return/rebate policies, Service provider management regulations and other rules, as well as agreements, rules, and specifications related to Tencent advertising services that may be released in the future. Relevant content may be reflected in various forms such as website announcements, written documents, notices, FAQs, etc., and service providers and advertisers should abide by it.

1.12	Service Provider Management Specifications: Refers to agreements, rules related to standardizing service providers’ services, marketing, service use, etc., and service provider-related agreements, rules, and specifications that may be released in the future, collectively referred to as “Service Provider Management Specifications” . Relevant content may be reflected in various forms such as written documents, notices, FAQs, etc., and the service provider shall abide by it.

1.13	Laws and regulations: refer to the relevant laws, regulations, departmental rules and industry norms of the People’s Republic of China (including Hong Kong, Macao and Taiwan), the location of the service provider/advertiser, and the country and region where the advertisement is actually placed.

2.	Service Rules

2.1	Party A shall reasonably promote Tencent advertising services in accordance with the law, including but not limited to complying with the following rules:

1)	According to the principle of honesty, credit and mutual benefit, assign a special person to be responsible for Tencent’s advertising service business, develop the market through various positive and active methods such as market activities and advertisements in accordance with the law, and maintain Party B’s corporate image and brand image. Attract sub-customers with high-quality customer service and shall not implement acts of unfair competition by means of low prices or returning goods.

2)	Develop sub-customers as a Tencent advertising service provider, but shall not directly or indirectly develop sub-customers in the name of Party B or Party B’s affiliated companies, nor use any means to make sub-customers mistakenly believe that Party A is representing Party B or Party B’s affiliated companies to contact them , unless otherwise agreed by both parties.

3)	Do not solicit customers through any improper means, including but not limited to direct plagiarism, counterfeiting, forging the official website of the Tencent advertising service platform (including but not limited to the delivery system, etc.), so that third parties may mistakenly believe that Party A is operating the official website of Tencent Advertising Service, or cause third parties to confuse Party A’s website or system with the official website and system of Tencent Advertising Service, etc.

4)	Do not use technology or other means to destroy or disrupt the operation of the Tencent platform or prevent others from using the Tencent platform, or produce or disseminate methods for implementing the aforementioned purposes, etc., nor counterfeit or use counterfeit Tencent platform products (including but not Limited to imitation of Tencent’s advertising service form), causing misunderstanding or confusion to users.

2.2	Party A shall obtain the legal authorization of Sub-Advertiser, and shall provide authentic, legal, and valid relevant certification documents of Party A and the advertiser in accordance with the Tencent platform rules (the documents must be affixed with the official seal or signature of the party), including but not limited to:

1)	Identity certificates such as business licenses and other production and business qualification certification documents.

2)	Party A’s complete, legal and effective contact information, such as email, phone number, address, etc.

3)	Other necessary supporting documents, including but not limited to product quality inspection certificates, authorization documents, advertisement review forms, etc.

If the above certification documents are changed, Party A shall notify Party B in writing within 3 working days from the date of change or make amendments in accordance with Tencent platform rules.

2.3	Tencent platform rules can be unilaterally adjusted at any time according to the platform’s operating arrangements or legal and regulatory requirements, including but not limited to formulating and adjusting subject access types (such as natural persons, legal persons, etc.), advertising design standards, and advertising review specifications based on the main traffic operation strategy, industry access category, qualification review scope, return/rebate policy, service provider management specifications, and the collection or exemption of a certain amount or percentage of deposits for specific industries and situations. Party A understands and agrees:

1)	Party B has the right to notify Party A by one or more of SMS, instant messaging (such as QQ, WeChat, etc.), email, self-service system, site message, website announcement, etc. by itself or through Tencent platform Tencent Platform Rules. Party A shall check relevant content in time.

2)	The adjusted Tencent platform rules will take effect from the effective date stipulated in the notice, and Party A shall abide by them. After the Tencent platform rules are adjusted, access standards and promotion standards may change, and no entity shall require Party B to provide services on the grounds of the old standards.

3)	If Party A does not agree to the adjustment of the Tencent platform rules, Party A shall immediately stop using Tencent advertising services and notify Party B in writing to terminate this agreement. If Party A continues to use Tencent advertising services in any way, it shall be deemed that Party A has recognized and accepted the relevant Tencent platform rules.

4)	If Party A no longer meets the relevant requirements of the Tencent platform rules after the adjustment of the Tencent platform rules, Party A shall immediately contact Party B in writing to change, modify, and supplement relevant certification documents, or immediately stop using Tencent advertising services and notify Party B in writing to terminate this agreement, otherwise Party B has the right to immediately terminate the provision of this service. All legal consequences arising therefrom shall be solely borne by Party A.

2.4	The Tencent platform may involve a variety of platform services (such as Guangdiantong system, WeChat public platform advertising service system, brand scheduling advertising system, etc.). Party A has the right to choose the specific type of Tencent advertising service according to its own needs, register the corresponding service provider account or sign the advertisement execution form separately according to the selected service type, and abide by its service rules and agreements. Party A understands and agrees:

1)	Party A shall properly keep the service provider account and its password. Party A has the right to authorize third parties to operate its service provider account in accordance with the Tencent platform rules, but Party A shall always be responsible for all actions and results under its account and assume full responsibility.

2)	Different Tencent advertising services may have different service provider accounts and sub-customer management rules or individual advertising execution order requirements. Party A shall establish contact with Sub-Advertiser on the Tencent platform according to the type of service it chooses, or sign an advertising execution form with Party B clearly indicating the information of Sub-Advertiser to ensure that it is fully authorized to assist Sub-Advertiser to use the Tencent advertising service platform, and Urge Sub-Advertiser to abide by the corresponding Tencent platform rules.

3)	Sub-Advertiser can manage its Tencent platform account by itself, or entrust a third party (including but not limited to service providers/agents of Tencent advertising service platform, etc.) to manage its Tencent platform account according to law. Some Tencent platforms may provide related channels for Party A and Sub-Advertiser, and Party A shall establish, manage, and terminate its relationship with Sub-Advertiser in accordance with the agreement between Party A and Sub-Advertiser in accordance with Tencent platform rules.

4)	Various tool products/services on the Tencent platform only provide neutral technical services to Party A, and Party A shall independently bear all legal responsibilities for the legal consequences caused by the use of relevant technical services, which has nothing to do with Tencent.

Party A shall ensure that Sub-Advertiser is aware of and agrees to abide by the Tencent platform rules, and Sub-Advertiser shall use Tencent advertising services voluntarily. Unless otherwise agreed, Party B does not make any commitments to Party A and Sub-Advertiser’s visits, sales, broadcasts , etc. after using Tencent’s advertising services.

Sub-Advertiser in accordance with the law on all matters related to the use of Tencent advertising services, such as fee collection, promotion placement, invoice issuance, fee refund, etc. agreement or commitment. Disputes between Party A and Sub-Advertiser shall be resolved through negotiation between Party A and Sub-Advertiser, and have nothing to do with Party B.

Party A understands and agrees that Party A allows the clicks and related behavior data generated by the advertising of Party A’s sub-customer to optimize the advertising of the sub-customer and other service providers authorized by the main advertising account of the company.

2.5	Party A shall abide by the provisions of laws and regulations, and ensure that Party A and its sub-customers shall not perform the following acts, including but not limited to, and shall not provide convenience for the following acts:

1)	Objecting to the basic principles established by the Constitution.

2)	Endangering national security, leaking state secrets, subverting state power, and undermining national unity.

3)	Damage to national honor and interests.

4)	Inciting ethnic hatred, ethnic discrimination, and undermining ethnic unity.

5)	Those who undermine the state’s religious policies and promote cults and feudal superstitions.

6)	Spreading rumors, disrupting social order, and undermining social stability.

7)	Dissemination of obscenity, pornography, gambling, violence, murder, terror, harassment, vulgarity, or abetting crimes.

8)	Insulting or slandering others, infringing upon the legitimate rights and interests of others.

9)	Violating the legal rights of others such as intellectual property rights and trade secrets.

10)	Fabricating facts and concealing the truth in order to mislead and deceive others.

11)	Carrying out illegal Internet activities such as gambling, gambling games, “private servers” and “cheats”.

12)	Other acts that violate public order and good customs or are prohibited by laws and regulations.

2.6	When the service provider sets up advertising service requirements on the Tencent advertising service platform or signs an advertising execution order with Party B, Party A needs to understand that media revisions and upgrades may occur due to the business needs of the traffic party. If this happens, Party A and Party B shall negotiate amicably to ensure that the revision and upgrade will not affect the release of advertisements. In the event of wrong display or missed display, or if Party A’s advertisement cannot be released on schedule due to revisions or changes in advertising resources, Party B shall compensate Party A with advertising resources of the same value for supplementary advertising. Otherwise, Party B shall not bear any responsibility.

2.7	Tencent advertising service platform may provide service providers and advertisers with big data analysis capabilities. The data used by service providers and advertisers shall be real data legally collected, obtained or generated in the normal course of business, and appropriate security measures (including but not limited to the use of encryption methods) have been taken, and the data shall enjoy legal ownership and the right to dispose and use the data on the Tencent advertising service platform.

Party A understands and promises that the ownership and intellectual property rights of all data information or aggregation reports generated by all big data analysis services provided by Party B shall be independently owned by Party B, and Party A may only use them for the purpose of this agreement. Regarding the big data analysis services and results provided by Party B, Party A shall not divulge, disclose or provide them to third parties in any form. At the same time, under the premise of not violating laws and regulations, Party A shall promptly share the handling of privacy issues in this cooperation. If there are any risks caused by this cooperation business model, or other major problems that cause changes in this business model, Party A Party shall provide relevant information to Party B in a timely manner.

2.8	The Tencent platform may provide service providers and advertisers with various suggestions, references and examples, such as content design, copywriting, delivery rules, product selection direction, etc. (referred to as “reference suggestions”) based on its own industry experience. Reference suggestions are value-added services provided by the Tencent platform for service providers and advertisers, and are only for reference. It does not mean that service providers and advertisers can apply them arbitrarily without judgment. Service providers and advertisers should evaluate whether they are applicable according to their own conditions. And make necessary adjustments to ensure that the advertisement is legal and compliant. The Tencent platform does not provide any promises or guarantees for service providers and advertisers using the reference suggestions. Any legal consequences caused by using the above reference suggestions shall be borne by the service providers and advertisers themselves.

2.9	Traffic owners may set different advertising delivery rules for different media due to their own operating arrangements, user experience, etc., such as subject access types (such as natural persons, legal persons, etc.), advertising design standards, advertising review rules, industry access categories, the scope of qualification review, etc., and screen the advertisements applied for. Party A shall abide by the corresponding rules of the media selected by Party A, and agree that the traffic owner has the right to screen advertisements in advance.

2.10	Special agreement on implanting resources

1)	If the media resources involve Tencent’s self-made dramas (including self-made film and television dramas and animations, etc.) implanted resources, Party B is responsible for the production of relevant implanted resources, and the implanted resources will reflect the corresponding rights and interests of Party A and Sub-Advertiser (specific rights and interests subject to written confirmation by both parties). Unless otherwise agreed, all prices for the production and release of embedded resources are included in the total amount of the advertisement execution order, and Party B has the right to take the above-mentioned embedded resources offline or replace them after the delivery period expires. Party A is aware and confirms that if there are uncontrollable factors such as broadcast schedule adjustments in satellite TV and online media, Party A and its subsidiaries will not be able to adjust the schedule of self-made dramas implanted in resources or fail to play due to reasons not caused by Party B or factors beyond Party B’s control. If the rights and interests of customer delivery cannot be realized, the above shall not be deemed as a breach of contract by Party B, and Party B shall not be liable for breach of contract such as providing any form of compensation to Party A and sub-customers.

2)	Party A can provide suggestions on the specific content of implanted resources (including but not limited to the number of episodes, actors, duration, etc.), and the final confirmation by Party B shall prevail.

3)	All intellectual property rights of the embedded resources are owned by Party B. Without the written consent of Party B, Party A and Sub-Advertiser may not use the embedded resources in any form in other promotion and delivery channels or authorize or transfer the embedded resources to any third party, otherwise Party B shall be liable for compensation for all losses caused by it.

4)	If the advertising placement cooperation of implanted resources is suspended or terminated early (in forms including but not limited to the cancellation of the advertisement, the termination of the contract by Party B due to breach of contract), the production cost of the implanted resources (including but not limited to the cost of the artist’s entire shooting, make-up expenses, travel expenses, etc.) shall be borne by Party A, and Party A shall be liable for compensation for all losses of Party B.

3.	Party A’s Rights and Obligations

3.1	Party A guarantees that it is an entity established and operated in accordance with laws and regulations, has obtained the necessary operating qualifications, has the right and ability to sign and perform this agreement, and guarantees to abide by the rules of the Tencent platform and use funds from legitimate sources to pay advertising fees.

3.2	Party A shall independently review the qualifications, certification documents, advertising content, promotion objects, etc. of the sub-customers in accordance with the law to ensure that they comply with the requirements of the Advertising Law of the People’s Republic of China and other relevant laws and regulations as well as the requirements of the Tencent platform rules, including but not limited to:

1)	Sub-Advertiser has the qualifications to operate the products and services it provides and publish advertisements for them.

2)	Advertisements must not contain potential safety hazards, including but not limited to malicious programs such as phishing websites, viruses, and Trojan horses, and must not contain any content that endangers network security or damages the rights and interests of others.

3)	Any use of other people’s name, image (including cartoon image), logo or works, etc. in the advertisement, or claiming to have any cooperative relationship with others, shall obtain the consent of the obligee in advance.

4)	The brand, performance, quality, price, and promises involved in the advertisement shall be clear, understandable and consistent with the actual situation, including but not limited to if it contains gifts and rewards (including but not limited to game coins, virtual objects, real objects, discounts, etc.) If a promise is made, it shall be ensured that the content of the promise is consistent with the actual situation, and no false rewards, sales with prizes, gifts, etc. shall be contained.

5)	The content of the landing page or the promotion object pointed to by the advertisement shall be legally established and have legal operating qualifications, and must have legal rights to the promotion object such as the website and have the right to publicize and use it.

6)	Advertisements and promotion objects must not contain any illegal content, and must not contain malicious programs that endanger network security such as account hacking, password stealing, Trojan horses, and viruses, including but not limited to promoted websites/apps/official accounts, etc., must not promote or sell counterfeit products, engaging in illegal business activities, disseminating infringing or pornographic information. The promotional application/software or other products must not have unclear deduction items, unclear deduction prompts, malicious deduction, hidden fee deduction procedures, etc. that damage the rights and interests of users.

7)	Other situations stipulated by laws, regulations, rules and regulations or Tencent platform rules.

3.3	The content of the landing page should be closely related to the advertisement, and the content actually displayed on the landing page should be consistent with the content submitted during the review, including but not limited to:

1)	The landing page should be safe, stable, and able to be opened and browsed normally.

2)	During the launch period, major changes are not allowed to be made to the display content of the landing page website, such as changing the ordinary products originally promoted to products that require special operating qualifications, etc. If there is any modification, Party B must be notified in advance and resubmitted for review.

3)	It is not allowed to set directional jumps for advertisements, such as setting jumps based on factors such as region, time, IP, etc., so that the landing page is inconsistent with the link when the advertisement is reviewed.

4)	It is not allowed to implement acts that violate laws, regulations or this agreement by setting malicious codes, viruses, etc. on the landing page.

5)	Other situations that violate laws, regulations or Tencent platform rules.

3.4	Party A shall reasonably use the Tencent platform in accordance with the law, and shall not implement any behavior that endangers the security of the Tencent platform or damages the rights and interests of the platform, including but not limited to:

1)	Making any changes or attempting to change the configuration of the service system of the Tencent platform or destroying the security of the system.

2)	Any behavior that destroys or attempts to destroy network security, including but not limited to malicious scanning of websites and servers, illegal intrusion into systems, and illegal acquisition of data by means of viruses, Trojan horses, malicious codes, phishing, etc.

3)	Using technology or other means to destroy or disrupt the operation of the Tencent platform or hinder others from using the Tencent platform, or to produce and disseminate methods for implementing the aforementioned purposes, etc.

4)	Fake or use counterfeit Tencent platform products (including but not limited to counterfeit Tencent platform advertisements), causing misunderstanding or confusion to users.

5)	Other acts that endanger the security of the Tencent platform or damage the rights and interests of the platform.

3.5	Any disputes and controversies arising from advertisements, promotion objects, etc. shall be independently resolved by Party A and shall bear all responsibilities, including but not limited to Party A acting in its own name, negotiating with third parties, responding to lawsuits or accepting the competent authority’s review, etc., and bear all costs, compensation for losses, etc.

Party A has the obligation to assume the responsibility of the sub-customer. If Party A or Sub-Advertiser violates this agreement or the Tencent platform rules and causes losses to Party B, the traffic host or any other subject (including but not limited to the fees paid for handling user complaints, user claims, right holder claims, administrative penalties, etc. , and confiscated advertising fees, etc.), Party A shall compensate and cooperate with the processing. Party A shall not refuse to undertake the obligations stipulated in this agreement for any reason such as placing advertisements for sub-customers or sub-customers managing accounts for advertising. The losses suffered by Party A due to the customer’s violation of the Tencent platform rules shall be resolved through negotiation between Party A and the customer.

3.6	If Party A needs to upload and use relevant data information (including but not limited to user information collected by Party A or Party A’s customers) during the use of this service, Party A shall undertake:

1)	Party A’s transmission behavior shall take necessary security measures (including but not limited to the use of encryption methods). If data leakage occurs due to any third party’s intrusion, unauthorized access, tampering, or illegal acquisition during the transmission process, the Party A independently assumes all legal responsibilities; at the same time, if the above situation occurs, Party A shall immediately notify Party B in writing.

2)	The data information of Party A or Party A’s customers shall be real data legally collected, obtained or generated by Party A or Party A’s customers in the normal course of business, and they shall have the legal right to dispose of the data. Party A has been legally authorized to use the data in this service, and the authorized subject has clearly known and agreed to Party A’s use for obtaining this service.

3)	Party A’s use of this service and entrusting Party B to process and analyze the above data information based on this service does not violate any laws and regulations, national or industry standards (including recommended standards).

4)	Party A’s use of this service and entrusting Party B to process and analyze the above data information based on this service will not infringe any form of intellectual property rights or other legal rights of any third party in any form (including but not limited to the user’s right to know, right of choice, privacy, etc.), will not be questioned by any third party, and will not have disputes with any third party;

5)	Party A’s use of this service and entrusting Party B to process and analyze the above-mentioned data information based on this service will not violate any agreement with any third party, nor will it exceed the scope of use agreed with the third party. If Party B deems it necessary to require Party A to provide proof of the right to use relevant data information (including but not limited to relevant authorization agreements, privacy policies, etc. in which Party A or Party A’s customers obtain authorization from their users), Party A shall immediately cooperate with Party B to provide relevant certificates and explanatory documents. If Party A fails to provide relevant certificates and explanatory documents, or Party B judges that the above-mentioned certificates and explanatory documents are flawed or wrong, it shall be deemed that Party A has violated this agreement, and Party B has the right to terminate the service at any time and claim that Party A shall bear the liability for breach of contract.

3.7	Based on the principles of creative sharing and mutual benefit, Party A agrees to authorize Party B to share the advertising plans of Party A and its sub-customers and the business cooperation cases with Party B (such as marketing cases, data cooperation cases, brand operation cases, etc.). Through website posting, on-site introduction, design tools, product functions, etc., to show, introduce, and comment on others (including but not limited to using advertisements or cooperation cases as examples to introduce its advantages and disadvantages to others), or for reference, study, selection, etc., and use the name and business logo of Party A and its sub-customers in the above activities.

4.	Party B’s Rights and Obligations

4.1	Party B provides technical support or documentation related to Tencent’s advertising services, and is responsible for the operation and maintenance of the Tencent platform system. In order to improve Tencent’s advertising services, Party B and its affiliates and partners of Party B have the right to continuously adjust the Tencent platform and its specific services. The adjustment of the Tencent platform and its specific service names, functions, and domain names will not affect the validity of this agreement.

Party B has the right to adjust or terminate some or all of the services at any time according to unilateral operating arrangements, including but not limited to stopping specific services, upgrading a service, adjusting the function of a service, or integrating certain services, etc. Party A has the right to decide whether to continue to use related services according to its own needs.

4.2	Party B has the right to review the certification documents and advertisements of Party A and Sub-Advertiser and decide whether to allow advertisements according to the Tencent platform rules. Party B is obliged to confirm or guarantee the authenticity and legality of the advertisement, and will not reduce Party A’s responsibility for guaranteeing the authenticity and legality of the sub-customer’s business qualifications and advertisements because of Party B’s review. All responsibilities and consequences arising therefrom shall be borne solely by Party A.

4.3	In order to reasonably protect the interests of all parties in accordance with the law, Party B has the right to formulate a special process for handling infringement complaints, which Party A and Sub-Client shall abide by. If Party A or Sub-Advertiser is investigated by the competent authority or complained by a third party, or Party A or Sub-Advertiser complains to a third party, Party B has the right to disclose the relevant parties in the dispute’s main information, contact information, complaint-related content and other necessary information based on its own judgment (including but not limited to name, phone number, license, etc.) provided to the competent authority or relevant parties in order to resolve complaints and disputes in a timely manner and protect the legitimate rights and interests of all parties, to which Party A and Sub-Advertiser shall cooperate.

If Party A or Sub-Advertiser is investigated by the competent authority or complained by a third party, Party A shall properly handle it within 3 natural days. If it is decided to pay in advance for handling disputes and compensating for losses, Party B has the right to directly deduct the corresponding expenses from Party A’s service provider account or the sub- account of the defaulting sub-customer, or seek compensation from Party A separately.

4.4	If the advertisement is investigated by the competent authority or complained by a third party (including but not limited to users, rights holders, etc., the same below), or Party A and Sub-Advertiser violate laws and regulations, Party B has the right to make independent judgments based on ordinary people’s knowledge, to determine whether Party A has violated laws and regulations. If Party B believes that Party A and Sub-Advertiser have violated laws and regulations, or violated the provisions of this agreement (including but not limited to violation of relevant prohibitive provisions of this agreement, failure to perform relevant obligations, overdue payment, etc.), Party B has the right to Party unilaterally takes one or more of the following measures against Party A:

1)	Stop the delivery of advertisements suspected of violating regulations, regardless of whether the advertisements are already online.

2)	Require Party A or the violating sub-customer to modify the advertisement until it meets the relevant regulations or correct the breach of contract.

3)	All advertisements submitted by Party A and breaching customers shall be taken offline, and the account of the service provider shall be permanently or temporarily suspended.

4)	Restrict Party A and the defaulting customers from using Tencent advertising services, and suspend the review of all content submitted by Party A.

5)	Penalize Party A, deduct the security deposit, or deduct the remaining funds from Party A’s service provider account or default sub-customer sub-account, or require Party A to pay the equivalent amount of cash within the specified time limit. Relevant expenses can be used to compensate users for losses and pay reasonable expenses, including but not limited to compensation for losses caused by Party A or sub-customers’ behaviors (such as administrative fines, rights holder claims, user compensation, and Confiscated advertising fees, etc.).

6)	Penalties such as suspending or terminating the issuance of discounts such as returns/rebates (whether they have been generated or not) and withdrawal of discounts such as returns/rebates that have already been issued, the relevant fees can be directly deducted from the account of Party A’s service provider (if the return If the goods have been consumed, Party B has the right to directly deduct the equivalent cash from Party A’s service provider’s account ), or require Party A to pay the equivalent cash within a specified period.

7)	Deduct all the remaining funds from Party A’s service provider account or default sub-customer sub-account as liquidated damages, which will not be refunded (if the remaining funds are not enough to compensate Party B’s losses, Party A shall make up).

8)	Suspend the account, terminate this agreement, require Party A to bear the responsibility for breach of contract, etc. At the same time, Party A can be prohibited from using the Tencent platform again.

9)	Other measures taken in accordance with Tencent platform rules.

Party B shall be responsible for all disputes and responsibilities arising from measures taken by Party B against Party A and its sub-customers in accordance with this agreement, and Party A shall be solely responsible for any losses caused to Party A, sub-customers or other subjects. (Including but not limited to clearing of relevant data, failure to complete the delivery plan, remaining prepayment as liquidated damages and belonging to Party B, etc.), Party A shall bear it by itself; if it causes losses to Party B or others, Party A shall independently bear the liability for compensation.

4.5	In order to provide service providers and advertisers with better services and continuously improve the service level of Tencent Advertising, Party B has the right to sort out the information (including but not limited to click-through rate, etc.) generated during the process of using Tencent Advertising Services by service providers and advertisers , analysis, and use the aforementioned collation and analysis results for Tencent advertising services, including but not limited to providing continuous and better services to service providers and advertisers, conducting industry analysis and user research based on information, providing information to relevant users, or providing more appropriate advertisements, etc.

4.6	In order to protect the security of service providers and advertisers’ Tencent platform accounts, Party B has the right to temporarily freeze accounts that have not been operated for a certain period of time. If Party A needs to reactivate the temporarily frozen account, Party A needs to activate the account again .

4.7	Party B has the right to transfer all or part of the rights and obligations in this agreement to Party B’s affiliated companies according to business operation needs, but must notify Party A in writing 30 working days in advance.

4.8	Party B has the right to send Party A information related to Tencent’s advertising services by means of one or more of SMS, instant messaging (such as QQ, WeChat, etc.), email, system announcements, and site messages, including but not limited to: marketing campaigns, discount offers, new service types, advertisements, etc.

4.9	Party B’s total liability for compensation due to the cooperation under this agreement shall not exceed the total amount of the current advertising fee corresponding to the breach of contract, and shall not be liable for any compensation for any losses related to or caused by the cooperation under this agreement.

5.	Fee Settlement

5.1	Advertising fee

1)	Advertising fees are calculated in RMB. Tencent’s advertising service adopts the prepaid method, unless otherwise agreed by the two parties. Party A needs to maintain sufficient balance in the service provider account and sub-customer sub-account and renew the fee in a timely manner, or pay the advertising fee agreed in the advertisement execution form in advance, otherwise, the advertisement delivery will be affected.

2)	Data such as the number of advertisements delivered, clicks, and exposures, as well as data such as the binding time, unbinding time, and consumption during the binding period between the service provider and the sub-customer, and data related to the use of Tencent’s advertising services, should all be counted by Party B’s information system.

3)	If video CPM-type advertising is involved, the effect data results shall be subject to the effect data of Party B, or the effect data of an independent third-party advertising effect data monitoring company confirmed by Party A and passed the technical certification of Party B. If the performance data of the above-mentioned third-party advertising effect data monitoring company shall prevail, Party A shall provide Party B with the third-party effect monitoring data within one working day after each advertisement is placed, and Party B has the right to request Party A at any time during the advertising period to provide the latest third-party effect monitoring data, Party A must provide Party B with the latest third-party effect monitoring data within one working day after receiving the request from Party B. If Party A fails to provide Party B with the third-party effect monitoring data within the agreed time, However, the performance data of the CPM type advertisements mentioned in this article are still subject to the data information provided by Party B.

5.2	Invoice

1)	After receiving payment from Party A, Party B shall issue an invoice for Party A according to Party A’s application; the face value of the invoice is the total amount of cash paid by Party A to Party B.

2)	Invoices cannot be issued repeatedly, and Party A shall bear all the consequences for the invoice title, mailing address and other information errors caused by the wrong materials submitted by Party A.

3)	After the application of Party A is approved, Party B will complete the issuance of invoices in the next month after the approval; once the relevant invoices are sent to the mailing address filled by Party A, it is deemed that Party B has completed the obligation of issuing invoices. If the invoice is delayed or not sent to the address filled by Party A due to reasons other than Party B, it is also deemed that Party B has completed the obligation of issuing the invoice. As a result, Party B will assist Party A at the request of Party A for the invoice risk that may be brought to Party A.

4)	Party B only issues invoices to Party A, and Party B does not issue invoices to Party A’s customers or any other third parties. Party A shall, in accordance with its agreement with Sub-Advertiser, recharge the sub-account of Sub-Advertiser by itself or pay Party B the amount of the advertisement execution order, and issue a bill to Sub-Advertiser.

5.3	Refunds

If there is cash remaining in the account of Party A’s service provider, Party A may apply for a refund of the remaining cash in the account of the service provider, provided that the following conditions are met at the same time:

1)	Party A has filled in the relevant application documents and shall return the invoice to Party B within the month of the date of issue of the invoice, and Party A has not certified the invoice for tax purposes.

2)	Party A has no unfinished matters, including but not limited to penalties for violations, compensation for breach of contract, or complaints and disputes.

3)	The non-cash portion of the service provider’s account (including but not limited to gifted virtual gold, returned goods, credit, etc.) is non-refundable.

4)	Party B will issue a new invoice according to the actual consumption amount of Party A within the next month after receiving the complete and valid invoice returned by Party A, and refund the remaining cash part.

5)	Party A shall properly keep the invoice by itself. Party A understands and agrees that if it is impossible to return the invoice issued by Party B (including but not limited to the following situations: Party A has certified the invoice for taxation or the time for returning the invoice has exceeded the month in which the invoice was issued), Party A shall provide Party B with The necessary information for issuing red-letter invoices, such as filling out and uploading the “Information Form for Issuing Special Red-letter Value-Added Tax Invoices”, etc., can apply for a refund; if the invoices already issued by Party B cannot be returned, or the necessary information cannot be provided to Party B to issue red-letter invoices , the refund cannot be processed, and the consequences shall be borne by Party A.

6)	For refunds that Party B has not yet issued an invoice or has issued an invoice but has not delivered to Party A, Party A does not need to provide relevant information on the invoice.

6.	Return/Rebate Policy

6.1	Party B independently formulates or adjusts various return/rebate policies (including but not limited to the type, calculation, application, issuance, confiscation rules, etc.) of return/rebate policies based on the needs of business development. The formulation and adjustment shall be subject to the latest notice from Party B, and all parties shall implement accordingly. Once the return/rebate policy is notified, it will be binding on Party A, and Party A shall abide by it.

6.2	If Party A overdue payment or has any other violations of this agreement, Party B has the right to suspend or terminate the implementation of the return / rebate policy or take punishment measures in accordance with the return/rebate policy; if the circumstances are serious, Party B has the right to withdraw the returned goods/rebates that have been issued (if the returned goods/rebates have been consumed, Party B has the right to directly deduct the equivalent cash from the account of Party A’s service provider, or require Party A to pay the equivalent amount of cash within a specified period ).

7.	Confidentiality

7.1	Party A and Party B have provided or disclosed certain confidential information for the purpose of this agreement. Confidential information refers to non-public information (including but not limited to user complaint handling plan, violation handling plan, litigation situation, etc.), information, data, information held by one party to the agreement related to its business, operation, technology, rights and other matters. Among them, the party disclosing the information is the “disclosing party”, and the party receiving the information is the “receiving party”.

7.2	Except as otherwise provided in this agreement, without the prior written consent of the disclosing party, the receiving party shall not use or disclose to any third party any confidential information of the disclosing party for its own business purposes or other purposes. Both parties shall ensure that their employees fulfill the above obligations.

7.3	Confidential information does not include any of the following information:

1)	Information already known to the public at the time of disclosure;

2)	After disclosure, the information is known to the public for reasons not attributable to the receiving party.

3)	Information legally obtained by the receiving party from a third party with proper authority without undertaking the obligation of confidentiality.

4)	Information independently developed by the receiving party without reference to the confidential information of the disclosing party.

5)	The disclosing party agrees in writing that the receiving party can further disclose the information, but only within the scope specified in the disclosing party’s written consent.

7.4	The recipient will not be liable for disclosures made in compliance with this clause:

1)	In order to achieve the purpose of this agreement, a party needs to disclose information to its employees, related parties and their employees or professional consultants.

2)	Due to the product rules of the service used by Party A and its sub-customers (including but not limited to functions such as online payment) or the service itself in accordance with the requirements of laws and regulations, it is necessary to provide the service provider with the necessary information of the relevant subject.

3)	According to laws and regulations, judicial organs, administrative agencies or stock exchanges, the receiving party must disclose any confidential information, however, the receiving party shall promptly issue a written notice and shall use reasonable efforts to assist the disclosing party in seeking relief. If the disclosing party fails to obtain a remedy, the receiving party shall use reasonable efforts to provide only that portion of the Confidential Information requested to be disclosed.

7.5	Notwithstanding the foregoing, Party A acknowledges that Party B is part of a group consisting of multiple legal entities. In order to achieve the purpose of cooperation under this Agreement, Party B may need to provide Party A’s confidential information to its affiliates (as defined below), Therefore, Party A agrees:

1)	Party B may disclose Party A’s confidential information to its affiliates to the extent that its affiliates need to know in order to achieve the purpose of this agreement.

2)	A disclosure made by or to an affiliate of Party B shall be deemed a disclosure made by or to Party B itself.

3)	Party B may, to the extent that its subcontractors and partners need to know in order to achieve the purpose of this agreement, and on the premise that such subcontractors and partners have accepted the confidentiality obligations that are at least as strict as this agreement, disclose Party A’s confidential information to such subcontractors and partners.

In this Agreement, “Affiliate” refers to any entity that directly or indirectly controls Party B, is controlled by Party B, or is jointly controlled by the same controller with Party B. “Control”, including “controlled”, “jointly controlled” and other related words, refers to the current or hereafter, directly or indirectly, the power to determine the management and policy direction of a controlled entity through voting rights, contractual arrangements or other means; and, without prejudice to the foregoing, so long as any entity holds or controls at least fifty percent (50 percent) of the voting rights in the outstanding voting securities or other forms of ownership interest in any controlled entity and/or proxy voting rights, it will be deemed to have the aforementioned control over the controlled entity.

7.6	The confidentiality obligation will not be invalidated by the termination, termination or revocation of this agreement.

8.	Force Majeure and Exemption

8.1	The party that cannot perform or fully perform this agreement due to force majeure does not need to bear the liability for breach of contract. However, the party that encounters a force majeure event shall immediately notify the other party of the event in writing, and shall produce a valid certificate within 5 working days. According to the impact of the event on the performance of the agreement, the two parties will negotiate again to decide whether to continue to perform this agreement or to terminate the agreement.

8.2	In view of the special nature of the Internet, the reasons for Party B’s exemption include but are not limited to any of the following situations that affect the normal operation of the Tencent platform:

1)	Hacking, computer virus intrusion or attack.

2)	The computer system is damaged, paralyzed or cannot be used normally, causing Party B to fail to perform the agreement.

3)	The impact caused by the failure and adjustment of the basic operator or the competent authority.

4)	Temporary closures, service adjustments, etc. caused by government regulations.

5)	Caused by the promulgation, adjustment, or change of national laws, regulations, or policies.

6)	Due to reasons of Party A or the customer (including but not limited to operational errors, system failures, etc.).

7)	Other reasons not caused by Party B’s fault, etc.

9.	Termination of Agreement

9.1	In the event of any of the following circumstances, this Agreement shall be terminated:

1)	Termination by mutual agreement of both parties.

2)	Cancellation, bankruptcy, dissolution, etc. by any party.

3)	The service period expires and both parties fail to renew the contract or either party terminates the agreement in accordance with the agreement.

4)	Due to force majeure, the agreement cannot be performed or it is no longer necessary to perform it.

5)	Any other violation of this agreement by either party leads to the termination of the agreement.

9.2	After the agreement is terminated, Party A shall immediately stop using Party B’s brand and logo in any way, and shall no longer conduct business in the name of Tencent advertising service provider.

9.3	Regardless of the reason for the termination or rescission of this Agreement, Party A shall properly protect the legitimate rights and interests of Sub-Advertiser, otherwise, Party B has the right to continue to provide services to Sub-Advertiser in other ways as appropriate, including but not limited to direct management by Party B, designate a new service provider, etc. for the sub-customer.

9.4	The early termination of this agreement shall not affect the rights and obligations of both parties under this agreement prior to the early termination date of this agreement.

10.	Applicable Law and Dispute Resolution

10.1	The place where this agreement is signed is Nanshan District, Shenzhen City, Guangdong Province, the People’s Republic of China.

10.2	The conclusion, performance, modification, termination, and rescission of this agreement shall be governed by the laws of the mainland of the People’s Republic of China, excluding conflict of laws.

10.3	If any dispute arises between the two parties due to this agreement, it should first be resolved through friendly negotiation; if the negotiation fails, the dispute should be submitted to the people’s court with jurisdiction in the place where the agreement was signed for resolution.

11.	Supplementary Provisions

11.1	The content of this agreement includes the text of the agreement and all Tencent platform rules that have been released or may be released in the future related to the Tencent platform. The above content is an integral part of this agreement and has the same legal effect as the text of this agreement. Party A shall abide by it when using Tencent platform services.

11.2	The period of cooperation between the two parties is from 2020-1-1 to 2020-12-31. Before the expiration of the term, neither party has submitted a written request not to renew the contract, the cooperation period between the two parties will be automatically extended for 1 year, and the number of extensions is unlimited. Either party has the right to terminate this agreement by notifying the other party in writing 30 calendar days in advance. Both parties shall settle the fees in accordance with this agreement, and properly handle related matters such as user complaints, liquidated damages, compensation, and refunds (if any).

11.3	If the term of validity of this agreement is inconsistent with the term of Party A’s use of Tencent’s advertising services, the term of validity of this agreement will automatically cover the entire period of Party A’s use of Tencent’s advertising services. Unless both parties agree otherwise or re-sign a similar agreement, this agreement will continue to be effective during the period when Party A uses Tencent Advertising Services.

11.4	If any provision of this agreement is deemed invalid or unenforceable, except for the above-mentioned provisions that can be separated, the rest of the provisions will still have legal effect.

11.5	This agreement is in 2 copies, each party holds 1 copy; it becomes effective after being stamped by both parties, and is legally binding on both parties.

(No text below)

Party A : Beijing Haoxi Culture Media Co., Ltd.

(stamp)

Time: Year/Month/Day

(affixed with corporate seal)

Party B : Beijing Tencent Culture and Media Co., Ltd.

(stamp)

Time: Year/Month/Day

(affixed with corporate seal)